Exhibit 99.2
Tecumseh Products Company
Second Quarter 2009 Earnings Conference Call
Thursday, August 6, 2009 — 11:00 a.m. ET
Approximate Timing
30 minutes of presentation
30 minutes of Q&A
Call Outline

1. Operator:	Call Opening

2. Teresa Hess:	Safe Harbor Statement

3. Ed Buker:	Second Quarter 2009 Operational Overview

4. Jim Nicholson:	Second Quarter 2009 Financial Overview

5. Ed Buker:	Progress and Introduction of Seshu Seshasai

6. Seshu Seshasai:	Engineering and Product Development Initiatives

7. Ed Buker:	2nd Half 2009 View, Summary & Conclusion

Turn call over to Operator for Q&A

8. Operator:	Question and Answer Introduction

9. Management:	Question and Answer Session

10. Ed Buker:	Final Remarks

Section 1— OPERATOR: CALL OPENING

Section 1.1	Good morning and welcome to Tecumseh Products’ second quarter 2009 conference call.

Section 1.2	All participants will be in a listen-only mode until the question-and-answer portion of the call. This conference call is being recorded at the request of Tecumseh Products. If anyone has any objections, you may disconnect at this time.

Section 1.3	I would now like to introduce Ms. Teresa Hess, Director of Financial Reporting and Investor Relations at Tecumseh Products. Ms. Hess, you may proceed.
Section 2 — TERESA HESS: INTRODUCTIONS AND SAFE HARBOR STATEMENT

Section 2.1	Good morning and welcome to Tecumseh Products’ second quarter 2009 conference call.

Section 2.2	I am joined on the call today by:
▪	Ed Buker, President and CEO

▪	Jim Nicholson, Vice President, Treasurer and Chief Financial Officer

▪	Dr. Seshu Seshasai, Vice President, Global Engineering and

▪	Lynn Dennison, Vice President, Law & Risk Management, Secretary & General Counsel

Section 2.3	Yesterday afternoon we announced the Company’s second quarter results for the period ended June 30, 2009.

Section 2.4	Please note that the release is available on many news sites and it can be viewed on our corporate web site at www.tecumseh.com

Section 2.5	Also, this call is being simultaneously broadcast on the Internet and will be archived for replay starting this afternoon. The replay also can be accessed at our web site.

Section 2.6	Before I turn the call over to Ed to comment on our results, I would like to remind you that this conference call contains certain statements regarding the Company’s plans and expectations which are forward-looking statements and are made pursuant to the Safe Harbor provision of the Securities Litigation Reform Act of 1995.

Section 2.7	These forward-looking statements reflect the Company’s views at the time such statements are made with respect to the Company’s future plans, objectives, events and financial results such as revenues, expenses, income, earnings per share, operating margins, financial position, expected results of operation and other financial items, as well as industry trends and observations.

Section 2.8	In addition, words such as estimate, expect, intend, should, could, will and variations of such words and similar expressions are intended to identify forward-looking statements.

Section 2.9	These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements.

Section 2.10	Risk factors exist and new risk factors emerge from time to time that may cause actual results to differ materially from those contained in the forward-looking statements.

Section 2.11	Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several risk factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, under the titles “Risk Factors” or “Cautionary Statements Related to Forward-Looking Statements,” and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated by reference in this call.

Section 2.12	With that said, I would now like to turn the call over to Ed Buker, President and CEO of Tecumseh Products.

Section 3 — ED BUKER: SECOND QUARTER 2009 OPERATIONAL OVERVIEW

Section 3.1	Thank you, Teresa. Good morning and welcome to our second quarter 2009 conference call.

Section 3.2	Today we have some good things to cover, some not so good things to cover and some non-routine things to cover. You might say I will be doing my Clint Eastwood imitation in that we will be talking about the Good, the Bad and the Ugly.

Section 3.3	We’ll start by getting the Bad out of the way, which of course, in this context are the results of the second quarter. I have a few high level comments to establish some context for our second quarter results, including the impact of the broader markets and global economic conditions on those results, then I will have our Vice President, Treasurer and Chief Financial Officer, Jim Nicholson cover those financial results in some greater detail. After getting the Bad out of the way we will turn to the Good. I would like to share with you the progress we are making to improve results and to position Tecumseh Products for success into the future. Part of the story here is the progress we are making with respect to our product plans.

Accordingly, as part of my continued efforts to introduce you to more members of our management team, I will then turn the call over to Seshu Seshasai, our Vice President of Global Engineering, to share with you additional details regarding our engineering and product development initiatives going forward. Also, I believe you will be particularly interested in hearing about our view of results for the remainder of the year and I am prepared to share those with you, again under the banner of the Good. Last, with our Shareholder meeting and proxy contest just 8 days off, I will address the non-routine portion of our call. Finally, we will open the call up to your questions.

Section 3.4	Overall, the second quarter was a mirror image of our first quarter, with the primary issue impacting our performance being the significant drop in volume that we experienced. Make no mistake, we are not happy with these results, regardless of the reasons, and we are committed to improving them. Last quarter we talked about some potential signs of economic improvement in the second quarter, but they just did not materialize. After removing the effect of currency translation, our first quarter sales ran approximately 36% below the prior year and the second quarter was 32% below the prior year. It simply feels like that starting in November of 2008 industry volumes just instantaneously shrank by approximately 30 to 35% and stayed there for the next 7 to 8 months without improvement.

Section 3.5	This decline is of an order of magnitude that we simply could not overcome the loss of revenue with cost cutting alone, which we have been actively pursuing. As we deal with the ongoing global economic weakness and associated downward pressure on our revenues, we continue to work aggressively to control costs and improve efficiencies across our operations, including sizing our business in line with global demand. After reducing our headcount by approximately 2,400 in 2008, we have made additional reductions of 675 positions in the first six months of 2009, while minimizing the costs associated with those reductions. Specifically, in the second quarter we had headcount reductions in Brazil and North America.

Section 3.6	In terms of selling and administrative costs, excluding unusual items and currency effects we were able to reduce costs by $1.4 million in the second quarter. Overall, despite all our efforts, we reported a net loss from continuing operations of $23.3 million, or $1.26 per share.

Section 3.7	Now to comment further on our second-quarter financial results, I’ll turn the call over to Jim.

Section 4 — JIM NICHOLSON: SECOND QUARTER 2009 FINANCIAL OVERVIEW

Section 4.1	Thanks, Ed.

Section 4.2	As Ed explained, the continued global economic slowdown had a significant detrimental impact on our financial results for the quarter. Despite our efforts to control costs and balance output with current demand, our volumes continued at a level that could not support even our reduced infrastructure.

Section 4.3	On the bottom line, we reported a net loss of $24.9 million, or $1.35 per share, for the second quarter of 2009, versus net income of $9.0 million, or $0.49 per share, in the year-ago quarter. However, prior year results were favorably impacted by discontinued operations. Looking at results from continuing operations might be more indicative of underlying performance. Loss from continuing operations for the current quarter was $23.3 million, or $1.26 per fully diluted share, compared to a loss from continuing operations of $6.6 million, or $0.36 per fully diluted share, in the second quarter a year ago.

Section 4.4	Our operating loss was $29.1 million for the second quarter, compared with an operating loss of $4.1 million in the prior-year quarter. Operating results included impairments, restructuring and other charges of $1.1 million, versus $3.3 million in the second quarter of 2008. These charges in the second quarter comprised $0.8 million in costs associated with reductions in force at our Brazilian operations and $0.3 million in similar costs at our North American operations, reflecting the Company’s continuing restructuring efforts as well as our actions to size our operations to current volume levels. Excluding impairments, restructuring and other charges, the operating loss amounted to $28.0 million. The decline was simply caused by the much lower unit volumes and associated unfavorable overhead absorption, and was partially offset by improvements in productivity, sales price and mix, favorable currency impacts and improved commodity costs.

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Section 4.5	Consolidated net sales for the quarter fell $112.6 million, to $161.2 million from $273.8 million in the second quarter of 2008. Excluding the impact of currency translation, consolidated net sales declined by $87.3 million, or 31.9%, in the quarter.

Section 4.6	Our press release breaks down the total $112.6 million year-over-year decline in net sales in the second quarter by application, however, it is safe to say sales were down across all applications.

Section 4.7	Most of our change in operating profit can be attributable to gross profit which declined by $28.4 million to $5.1 million, from $33.5 million in the second quarter of 2008. As I just mentioned volume was the culprit, which led to lower absorption of fixed costs. The aggregate impact on gross margin from volume declines during the quarter amounted to $32.0 million. Partial offsets included favorable productivity and other cost improvements of $5.2 million, selling price and mix improvements of $3.0 million, favorable currency impacts of $1.9 million, and favorable commodity costs of $0.3 million. Commodity savings are lower than one might expect for two reasons. First our steel costs, as negotiated with our suppliers did not come down as rapidly as the overall market and second, our hedge coverage on copper resulted in our continuing to take delivery at elevated prices versus predominant market prices over the quarter. Lastly, there were also a number of favorable one-off items that did not recur from 2008.

Section 4.8	Selling and administrative or S&A expenses decreased $1.2 million, to $33.1 million in the second quarter of 2009, but as a percentage of sales, S&A increased to 20.5% from 12.5%, given the much lower revenue levels in the period. We spent $5.0 million in the second quarter for one-time professional fees incurred outside the normal course of business, primarily for legal fees, for our response to an anti-trust investigation of the compressor industry and other corporate governance matters. These expenditures marked a $1.1 million increase in such fees compared with the second quarter of 2008. Also, a favorable reserve adjustment of $1.9 million was included in the second quarter of 2008, which was not repeated in the quarter just ended. The effect of foreign currency translation had a favorable effect in 2009 of $2.8 million; therefore all other S&A costs were reduced by $1.4 million when compared to the prior year.

Section 4.9	Turning to cash flow, cash used in operations during the first six months of 2009 amounted to $24.1 million, compared with cash provided by operations of $79.7 million in the comparable period in 2008. Year-to-date 2009 operating cash flow is essentially driven by our net loss of $48.8 million exclusive of depreciation of $19.8 million for a net cash use of $29 million, and then further reduced by improvements in net working capital items, including a decrease in inventory of $19.2 million or 7.8% compared to the beginning of the year. The decrease reflects the lower balances required to address current manufacturing requirements as well as our continued global efforts to turn inventories more quickly. Other than the change in operating results, the major change in comparison to the first six months of 2008, was the $80.0 million in net proceeds realized from the reversion of the Company’s salaried retirement plan.

Section 4.10	Given the increased cash needs of our core business during this challenging time, total cash and cash equivalents declined by $38.3 million from the beginning of the year to $74.8 million at June 30, 2009. Excluding a $13.1 million payment for a purchase price adjustment made in the first quarter of 2009, cash balances declined by $12 million and $13.2 million in the first and second quarters of 2009, respectively. About one-third of these declines can be attributed to our spending for our antitrust and governance issues.

Section 4.11	Interest expense decreased by approximately $4.1 million, to $2.1 million, compared with $6.2 million in the second quarter of 2008. A majority of the improvement in interest expense is attributable to reduced levels of borrowings, including lower debt balances and accounts receivable factoring.

Section 4.12	Now I will turn the call back to Ed.

Section 5 — ED BUKER: PROGRESS AND INTRODUCTION OF SESHU SESHASAI

Section 5.1	Thanks Jim. Now let’s turn our attention to more upbeat news.

Section 5.2	We believe that to return to solid levels of profitability, we must continue the progress we are making towards permanent and sustained cost reductions, improved customer service and delivery and the offering of world class products. When we execute on all of these parameters we will not only increase revenues organically but also be poised to capture revenues when economic activity increases as well. This in turn will result in what our shareholders are looking for: increased profits and share value growth.

Section 5.3	I have repeatedly expressed to you that, when I joined the company, Tecumseh still had the key ingredients to deliver on our promise. This includes a widely respected brand, great customers, excellent distribution networks and good people. But what it lacked to bring these elements together were modern business processes, a cohesive strategy and leadership to bring the elements together.

Section 5.4	Step one was to bring the necessary leadership talent on board to address the multitude of markets we serve and spectrum of products and services we provide. In particular, we sought individuals with experience in building and/or repairing the core business processes in their respective functions that address these areas of our business. In our last call, I introduced you to Pat Canavan, our VP of Sales, who described improvements we were making in our sales and marketing efforts.

Section 5.5	This quarter we are going to take the opportunity to introduce you to Seshu Seshasai, our Vice President of Global Engineering. Seshu comes to us with a very impressive background in engineering turnarounds. Over the last three decades of his career, he has had the opportunity to lead a variety of engineering and product development groups, from his time in engineering with Nacco Materials Handling Group, to his engineering and product development leadership roles at industry leaders such as the Stanley Works, Textron and Newell Rubbermaid in the decade before he joined Tecumseh. All of these companies are multi-billion-dollar global operations incorporating many distinct product lines. He has hands on experience with all the design methodologies and tools used in compressor designs, which is really no different from other types of mechanical products. Over the course of his career, he has become a respected resource among peers with respect to a variety of design methodologies and tools used by engineers and product designers at leading global companies. In every case, the most important initiatives and accomplishments were the result of the initiatives of the teams he has assembled and led

— not the unique knowledge contributed by any single individual.

Section 5.6	With that introduction I turn the call over to Seshu.

Section 6 - SESHU SESHASAI: DETAILED INITIATIVES ON ENGINEERING AND PRODUCT DEVELOPMENT

Section 6.1	Thank you, Ed. I’m pleased to be able to join our investors on this call today. As Ed indicated in his remarks, we are taking a number of actions to transform Tecumseh into a world-class competitor in our core compressor business. Certainly at the center of being world-class is the ability to lead in product innovation, which I believe is captured in the Engineering Group mission statement that we developed when I joined the Company in 2008. Our mission is to “Build an organization that continually delivers innovative products ever faster and at lower cost that will raise customer expectations and industry standards.” To achieve this mission I would like to share a snapshot of some of the important initiatives we’ve undertaken over the last year to transform Tecumseh’s Engineering and Product Development.

Section 6.2	When I came to Tecumseh in 2008, I inherited an engineering and product development team that was disorganized and focused on areas that did not maximize the overall efficiency and productivity of the group. The group was composed of regional silos with significant overlap of activity that created redundant activity and increased costs. Resources were not allocated based on an overall engineering plan, but rather based on the shifting priorities of a single person. As a result, many projects were started but not fully resourced to completion and the group lacked an overall focus. In 2006, the group was working on more than 200 different projects, with very few completed and very little revenue realized from the projects that reached completion. In addition, some major projects were fully capitalized with new facilities and tooling, yet they failed because they were not validated with actual customers and revenue could not be generated to support them. For example, the Company’s first attempt at designing and building scroll compressors spanned 15 years and resulted in investments in buildings and equipment in excess of $50 million in the buildings alone, yet the product didn’t work and the manufacturing method failed. Companywide, we had over 25,000 bills of material for every product, all of which needed to be stored, maintained and updated regularly.

Unfortunately, of the 25,000 only 7,000 were products that had generated any sales within the last 3 years.

Section 6.3	Ultimately, there was no connection between engineering product development priorities, and the marketability and revenue potential of each project. Resources were devoted to projects based on the priorities of senior management and depended on who was promoting the project at the moment. R&D efforts were more political and bureaucratic than driven by market research and customer demand.

Section 6.4	To get to the heart of the challenges involved in transforming this group, I measured performance when I arrived, and those measurements illustrate the situation we faced. I visited all locations and analyzed the work breakdown of all of our team members globally across more than 80 different activities. We measured how our Engineering team allocated its time and compared those results to industry benchmarks. I found that our group was spending excessive time in testing, certification and administrative activities, and insufficient time in new product design and training.

Section 6.5	Perhaps most disturbing and telling, the team was spending only 15% of their time supporting the sales and marketing,

manufacturing and sourcing teams, when world-class manufacturers are devoting 20-25% of engineering time to coordinating with operations and supporting customers. How could our group expect to design new products that customers demand, that can be efficiently manufactured and sourced at a better cost, if we were not adequately involving these groups in the design process?

Section 6.6	Once we assessed where we stood, we began making the transformation into a world-class engineering and product development team. The first step in the process was developing the mission and vision of the group, and making sure that every member of our team was committed to achieving them. Next, we had to shift the focus to top line growth, bottom line improvement and quality. The most critical aspect of the new focus was measurability of results, which meant budgets, sales targets and profitability measures that could be incorporated at every stage of new product development. We introduced the award winning phase gate process, which is well proven in the multibillion dollar companies where I previously worked and implemented it. Globally, we rolled out a common phase gate process applicable to all types of projects.

Section 6.7	We established a clear focus and strategy on new product programs that demanded they be market driven. Globally, all projects were available on one document, Projects Ranking List (PRL), documenting critical data and ranked by a profits-to-investment ratio. Budget projects from this list are now incorporated into the sales plan for the year. All projects are reviewed for global opportunity — including the prospect for bigger sales with the least development effort and investment. We also altered our focus on scrolls; establishing a clear strategy. We laid out a timeline for more than 60 models, with over 20 of these released to date. We initiated university alliances globally and launched research on two additional mechanism technologies, several refrigerants and on motors, as well.

Section 6.8	We’ve made significant progress in transforming the way each team member works, now that all project teams are global. No matter where a team member is located, we are all focused on products and initiatives that meet customer demand and can generate revenues in every global market. We are all operating from the same set of goals using the same methods to measure our priorities and success.

Section 6.9	As a result of our efforts, we have reduced the total number of projects from more than 200 to the 50 projects with the most potential in terms of revenue generation and profitability. Of the 25,000 bills of material I mentioned earlier, we have successfully pruned 5,000 of the 18,000 which hadn’t generated sales over the previous three years. We’ve made significant progress in transforming our team in the last year and a half, but we still have a lot more to accomplish. Fortunately, our entire team of manufacturing and compressor experts is convinced we are taking the right actions and are on the right path to making Tecumseh into an industry leader once again.

Section 6.10	Ed — Back to you.
Section 7 ED BUKER — SECOND HALF VIEW, LEGAL AND GOVERNANCE DISCUSSION AND SUMMARY

Section 7.1	Thanks Seshu.

Section 7.2	That covers another element of the fundamental changes we are making for improvement over the long haul. Now let me cover our view of the remainder of the year. For those of you keeping score, I’m still in the Good portion of our discussion.

Section 7.3	Despite our results for the quarter and the first half of the year, we remain convinced that we are taking the right actions and pursuing the right strategic objectives to transform Tecumseh into the world-class competitor each of us envisions and that we will start to see more positive results.

Section 7.4	Looking ahead, the first and most obvious factor to discuss is volume. Volume began to improve in comparison to the prior year in June; and July improved further. While year to date to June we were down about 34% compared to prior year, June was down 24% and July only down 15%. Our current view for August and September also reflects better annual run rates than the first half of the year. By no means am I declaring the recession over. In fact, we haven’t yet been able to conclude that these months make a trend, in fact, it may be an anomaly. However, over the last quarter our actual sales have begun to more accurately track our forecasts as provided by our customers and our customers are implying better volumes in the latter half of the year.

Section 7.5	Based upon these expected volumes and our cost reduction efforts we expect to run at breakeven operating profit before depreciation, restructuring charges, anti-trust and governance items over the remainder of the year. This further preserves our cash position while we continue to execute our best cost country plans. In fact, June 30 should be our low point for the year for cash as improved second half results and the natural cash conversion cycle will produce positive cash flow in the second half of the year.

Section 7.6	Included in this projection is the expectation that full-year 2009 costs for purchased materials will be flat to slightly lower than 2008, depending on commodity price movements, especially steel, over the course of the remainder of the year. In addition, we expect favorable impact of currencies to amount to about $6 to $12 million over the remainder of the year, although recent volatility could reduce this amount.

Section 7.7	We’ve spoken with many of you recently about our strategic plans in detail. However, if you haven’t seen those presentations, I would refer you to the 2009 Annual Meeting section contained in the Investor Relations portion of our website, www.tecumseh.com.

Section 7.8	Last, I would point out that our restructuring continues. We recently made public our discussions with the Works Council in France regarding our plans to reduce the work force there by 10% or approximately 150 people through a voluntary retirement program. Should we be able to carry through with this plan, we would expect to incur approximately $10 — 12 million in severance and social costs.

Section 7.9	Now I would like to turn our attention to the non-routine portion of the call, including important challenges we are facing on the legal and corporate governance fronts.

Section 7.10	As we announced in mid-February, Tecumseh is one of several companies involved in investigations into possible anti-competitive practices in the compressor industry being conducted by antitrust authorities around the globe, and we are cooperating with the United States, Brazil, the European Union and several other jurisdictions. This investigation is still ongoing, and we continue to provide the cooperation necessary to secure conditional leniency agreements which, as we have previously disclosed, would exempt us from significant fines and penalties that can result from such matters. Although the outcome of these investigations cannot be known, we will continue to update investors on developments as conditions warrant, so long as any such updates do not interfere with the ongoing investigations.

Section 7.11	Since we last spoke authorities in Brazil have initiated formal enforcement proceedings against the industry participants and certain individuals, including, among others, Gerson Verissimo, the former president of our Brazilian subsidiary. Again, our conditional leniency agreement stands to protect Tecumseh from government fines and penalties in this jurisdiction, subject to our ongoing cooperation. Non-cooperating individuals, such as Gerson Verissimo, are subject to fines as well as criminal prosecution.

Section 7.12	As many of you are no doubt aware, we also face challenges related to the current proxy contest initiated by the Herricks.

Section 7.13	In a little more than a week, at our 2009 Annual Meeting, our shareholders face a critical choice between moving forward with Tecumseh’s recovery or changing back to the failed leadership and business model that destroyed value and brought the Company to the brink of bankruptcy. It’s been nearly two years since I took the helm of the Company. During that time, I’ve had the opportunity to speak with many fellow shareholders about our strategic plan for restoring Tecumseh’s brand and about the issues involved in the proxy challenge brought by the Herricks. From these conversations, I know you are familiar with the positions the Company and the Herricks have articulated. You’ve read our contrasting approaches on key topics such as cash management, corporate governance, independent Board leadership and basic management philosophy. The differences between our two visions are clear.

Section 7.14	As we have already disclosed publicly, in the first quarter, the Board of Directors approved a recapitalization proposal and directed that it be submitted to the Company’s shareholders for consideration at our upcoming 2009 Annual Meeting, determining that the recapitalization is fair to, and in the best interests of, the Company and all of its shareholders. As part of the recapitalization, each share of Class A common stock would be exchanged for a share of new voting common stock, and each share of Class B Common Stock would be exchanged at a 10% premium for 1.1 shares of new voting common stock. The recapitalization will be subject to the approval of a majority of the outstanding Class A shares and Class B shares, each voting separately as a class.

Section 7.15	As detailed in our proxy statement/prospectus, the Board believes that the recapitalization, if our shareholders approve it, will result in a more modern capital structure and more attractive stock for a broader number of investors and have substantial benefits to the Company’s investors. These benefits are discussed in detail in materials we have filed.

Section 7.16	In addition to the recapitalization proposal, the Board of Directors is recommending that shareholders elect at the 2009 Annual Meeting a slate of director candidates that was recommended by the independent Governance and Nominating Committee of the Board after an intensive search process. The slate of candidates includes four new nominees who possess impressive experience and backgrounds that we believe will prove valuable to the Company as we execute on our global strategic plan in this very difficult economy.

Section 7.17	I have heard firsthand from many shareholders that they want to stop the seemingly endless cycle of attacks instigated by the Herricks. Like me, they believe this pattern will ultimately destroy Tecumseh. So perhaps the most important question for shareholders as we approach the Annual Meeting is this: What will allow us to move beyond this destructive cycle — and enable us to exclusively focus on our efforts to unlock the value of the enterprise for all shareholders?

Section 7.18	I believe the answer is clear. Taken together, our two proposals — the election of a highly qualified, independent Board and the implementation of a modern, single-class share structure that aligns voting power with economic interest — present the best opportunity to move beyond the Herricks’ costly disputes that are weighing down the Company. Our two proposals will establish a governance structure that will protect the interests of ALL shareholders and facilitate the value creation you should expect. Because the Herricks have proven unwilling to settle for anything short of control, unless both of these critical proposals are implemented, we should anticipate that the current pattern of Herrick-instigated, Foundation-funded disputes will continue unabated. I trust you will agree with this philosophy — and with all three leading proxy advisory firms, who have overwhelmingly supported management’s proposals — and show your support at our Annual Meeting on August 14.

Section 7.19	This concludes our prepared comments for this morning. Operator, we are now ready to take questions.
Section 8 QUESTION AND ANSWER SESSION
Section 9 BUKER — FINAL REMARKS

Section 9.1	In summary, we’ve dedicated our time, energy and resources to working toward a world-class benchmark since I became CEO, and we are all focused on leading Tecumseh into the future. Unfortunately, the continued substantial decline in volumes has masked some of that progress. As we confront continuing operational headwinds in 2009, we continue to take further steps to streamline our operations, reduce operating costs and conserve cash while continuing to make the critical investments in new product development on which our future success depends. Even if sales volumes don’t rebound to historical levels, we will still find ways to scale the business and become a profitable enterprise — all with an eye toward creating shareholder value. While the current economic climate may cause us to take a little longer to arrive at our destination, I remain confident that we will achieve our primary goal of transforming Tecumseh Products Company into a world-class competitor in our core markets of compressors, condensing units and complete refrigeration systems. This includes the goal of 5% EBIT that we regularly discuss and that we use as a basis to guide our strategic decision-making. All of our goals for the business are formulated with the overriding objective of growing and creating value for all our shareholders.

Section 9.2	With that, this concludes our conference call today. Thank you for your interest in Tecumseh, and we look forward to speaking with you next quarter.

Section 9.3	Thank you and have a good day.

Tecumseh Products Company has filed a definitive proxy statement/prospectus and other relevant documents concerning the annual meeting with the United States Securities and Exchange Commission (“SEC”) on July 10, 2009. Before soliciting proxies, the Company will provide shareholders with the definitive proxy statement/prospectus. The Company advises shareholders to read the definitive proxy statement/prospectus because it contains important information about the company and certain proposals to be presented to a vote of shareholders at its 2009 annual meeting. Shareholders may obtain free copies of the definitive proxy statement/prospectus and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Company’s definitive proxy statement/prospectus by accessing www.tecumseh.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting Georgeson Inc. toll free at (866) 203-1198 (banks and brokers call (212) 440-9800).
The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the annual meeting. Information about the participants is set forth in the definitive proxy statement/prospectus. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement/prospectus referred to above.